Exhibit 1.01

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

OFFICE OF THE COMPTROLLER OF THE CURRENCY

AA-NE-2021-31

TERMINATION OF

THE AGREEMENT BY AND BETWEEN

PATRIOT BANK, NATIONAL ASSOCIATION, STAMFORD, CONNECTICUT

AND THE COMPTROLLER OF THE CURRENCY

WHEREAS, to assure the safety and soundness of Patriot Bank, National Association, Stamford, Connecticut (“Bank”) and its compliance with laws and regulations, the Bank, by and through its duly elected and acting Board of Directors, and the Office of the Comptroller of the Currency (“OCC”), through the duly authorized representative of the Comptroller of the Currency (“Comptroller”), entered into an Agreement, dated November 7, 2018, AA-NE-2018‐70, (“Agreement”); and

WHEREAS, the Comptroller believes that the safety and soundness of the Bank and its compliance with laws and regulations does not require the continued existence of the Agreement.

NOW, THEREFORE, the OCC, through the duly authorized representative of the Comptroller, directs that the Agreement between the Bank and the OCC be, and it hereby is, TERMINATED.

IN TESTIMONY WHEREOF, the undersigned, designated by the Comptroller as his authorized representative, has hereunto set her signature.

/s/ Laura Johnson	9/1/2021
Laura Johnson	Date
Assistant Deputy Comptroller
New York Field Office